EX-10.2

GuangXi Province Manganese Ore 25 square

Kilometer Manganese Ore Project

BETWEEN

PERFISANS NETWORKS

AND

Guangxi Wu Xuan Kwang Tai Mining Co Ltd

SUBCONTRACT AGREEMENT OF MANGANESE ORE

Party A : Aspire (Guangxi) Inc.	Legal representative : Chan, Hoi Ming
Party B : Guangxi Wu Xuan Kwang Tai Mining Co Ltd	Legal representative : Mo, Xiong

THIS AGREEMENT made and entered into as of 26, May 2008 by and between Aspire (GuangXi) Inc. (hereinafter called Party A) and Guangxi Wu Xuan Kwang Tai Mining Co. Ltd. (hereinafter called Party B).

According to “All people’s industrial and entrepreneurial subcontracting regulations”, in order to deeply reorganize the enterprise and to increase labour productivity, Party A and Party B have as follows :

1.	Party A agrees to subcontract the management of manganese ore at Guangxi Fong Sheng to Party B. Duration is for ten years, commencing on 1st June 2008 until 1st June 2018.

2.	Party A agrees to pay Party B the management fee to be 30% of the total sales revenue of the Ore.

3.

30% of the total sales revenue will be wired directly into the designated account of Party B three days after Party A has received the money from sales. Account no. is 14510140006563 China Agricultural Bank, Wu Xuan branch.

4.

The management fee paid by Party A will be responsible for the overall management of the mine which include but not limited to, safety production, staff management, accounting, engineering, expansion of production structure, commerce, environmental, and other governmental departments. This is to ensure that the requirement of production will be met which will include staff salary, insurance, retirement plan, internal taxation, machinery repair and maintenance, utilities, power supply, office expense, salary of administration and management staff, traveling expense, appropriate entertainment expense, cost of production and early construction and exploration fee.

5.

Party B agrees to maintain safety production under the supervision of Party A, and accepts the arrangement and supervision of Supervisory Committee and the mine owner Liao, Dong Shang. This will include the accounting system and new mine construction and development planning.

6.

Party B promises to increase the production to 300 tons each day from existing 60 tons within four months of this contract. This will include the increase of equipment and facilities, engineer, technicians, workers so as to increase the production requirement within the time limit.

7.

Party B is required to strictly follow and execute the national safety production policy and regulations so as to meet the safety and environmental protection of the country and to increase production.

8.	Party B will be responsible for all losses arisen from the inefficient management of the mine under his management. Party A has the right to terminate the contract.

9.	Both parties will negotiate for up coming matters.

10.	The agreement will be effective upon the signing by both parties.

Party A : Aspire (Guangxi) Inc.
Legal representative : Chan, Hoi Ming

/s/ Hoi Ming Chan

Party B : Guangxi Wu Xuan Kwang Tai Mining Co Ltd
Legal representative : Mo, Xiong

Xiong Mo
Witness of Supervisory Committee : Liao, Dong Shang

Dong Shang Liao
Date : 26th May 2008